Filing pursuant to Rule 424(c)
                                                 and 424(b)(3) of the Securities
                                                        Act of 1933, as amended.
                                              Registration Statement on Form S-1
                                                                  (No. 333-3618)


                    15,000,000 Shares of Class A Common Stock
                       1,885 Units of Class B Common Stock
          (each Unit representing 9,550 Shares of Class B Common Stock)

                      PHYSICIANS INFORMATION EXCHANGE, INC.


FIRST SUPPLEMENT DATED OCTOBER 7, 1996
TO PROSPECTUS DATED JULY 16, 1996


                 Terms used in this Supplement and not otherwise
                  defined are used as defined in the Prospectus

     On September 24, 1996, the Company entered into a strategic alliance with ATAC CPA Healthcare Network ("ATAC"), a Texas non-profit corporation. ATAC is a nationwide consortium of certified public accountant firms that provides to physicians healthcare cost accounting, clinic re-engineering and healthcare consulting. ATAC will market PIE's products and services to physicians in conjunction with ATAC's own services. PIE has agreed to provide, at its own expense, CRIS to physicians using ATAC services; provided, that such physicians agree to provide clinical data to PIE in exchange for CRIS. PIE will receive one-third of all revenues received by ATAC pursuant to the alliance; provided, however, that revenues received from a physician will be held by ATAC in escrow for the benefit of PIE until PIE has made CRIS available to the specialty group of such physician. Depending upon the success of this alliance, the Company may determine to suspend the sale of Common Stock, pursuant to its effective registration statement.

     On August 10, 1996, the Board of Directors elected Clarke Williams as a director of the Company. Since 1968, Mr. Williams has been Chairman of the Board of Century Telephone Enterprises, Inc. ("CTE"). From 1968 to 1992, Mr. Williams also served as either President or Chief Executive Officer of CTE.

     On August 19, 1996, the Board of Directors agreed to accept promissory notes under certain circumstances in consideration for the sale of Common Stock.




CORPDAL:55741.1  29375-00002

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